Exhibit 10.38
RED TRAIL ENERGY, LLC
CODE OF BUSINESS CONDUCT
ADOPTED ON MARCH 28, 2007
TABLE OF CONTENTS
I.	General Principles

II.	Compliance

III.	Business Conduct
A.	Confidential Information

B.	Conflicts of Interest

C.	Corporate Opportunities

D.	Gifts and Entertainment

E.	Compliance with Laws Generally

F.	Health and Safety

G.	Information and Technology Management

H.	Finance and Accounting
IV.	Securities Trading and Non-Public Information

V.	Where to Find More Information

VI.	How to Report Violations

VII.	Responding to Improper Conduct

VIII.	Condition of Employment or Service

IX.	Waivers of the Code of Business Conduct

X.	Compliance Procedures

General Principles
     Red Trail Energy, LLC (“Red Trail” or the “Company”) is committed to conducting their business activities as good corporate citizens with honesty and integrity and in compliance with all laws, rules and regulations applicable to them. This commitment and standard of conduct governs our relationships with customers, suppliers, members, competitors and with each other at every organizational level.
     This Code of Business Conduct (the “Code”) is an expression of our core values and represents a framework for decision-making. To this end, all of our employees, officers and governors are responsible for understanding the Code and acting in accordance with it. This Code of Business Conduct should be read in conjunction with the other policies and procedures that the Company has established from time to time, including but not limited to its Insider Trading Policies (discussed in more detail in Article IV of this Code), its Code of Ethics for Senior Financial Officers (attached hereto as Exhibit A) and its Complaint Procedures for Accounting and Auditing Matters (attached hereto as Exhibit B).
II. Compliance
     Compliance with this Code of Business Conduct is required of everyone who acts on behalf of Red Trail, including our governors, officers, employees and agents. Anyone who violates our Code will be acting outside the scope of his or her employment (or agency) and will be subject to disciplinary action, up to and including termination of employment (or agency). The following person[s] have been designated by the Board of Governors to oversee compliance with our Code and its policies and procedures:
     Ethics Compliance Officer: Mick J. Miller
     Telephone Number: (701) 974-3308
     E-mail address: mick@redtrailenergy.com
     The Code of Business Conduct cannot and is not intended to cover every applicable law, rule or regulation, or provide answers to all questions that may arise; for that, we must ultimately rely on your good sense of what is right, including a sense of when it is proper to seek guidance from others with respect to the appropriate course of conduct. Questions regarding any law, rule, regulation, or principle discussed in this Code should be directed to your supervisor or to one of the above-mentioned people.
     If at any time you have an ethical concern or become aware of any conduct on the part of any Company employee, officer or governor that violates – or may violate – this Code, you should report such concern or conduct to your supervisor or the Ethics Compliance Officer. You may also report your concerns, as well as submit questions of applicability or interpretation, on a confidential or anonymous basis by mailing The Audit Committee at Attn: Mike Appert, P.O. Box 11, 3682 Highway 8, Richardton, North Dakota, 58652. See the section entitled “How To Report Violations” in Article VI of this Code of Business Conduct for more details.

III. Business Conduct
     A. Confidential Information
     One of the Company’s most valuable assets is its information. You should maintain the confidentiality of information (whether or not it is considered proprietary) entrusted to you by the Company. Examples of confidential information include trade secrets, new product or marketing plans, customer lists, research and development ideas, manufacturing processes, or acquisition or divestiture prospects. It might also include information from our customers or others given to the Company pursuant to an agreement restricting its use or disclosure. You should take steps to safeguard confidential information by keeping such information secure, limiting access to such information to those employees who have a “need to know” in order to do their job, and avoiding discussion of confidential information in public areas, for example, in elevators, on planes and on mobile phones. You should not use confidential information for personal advantage. Confidential information may be disclosed to others only when disclosure is authorized by the Company or legally mandated. The obligation to preserve confidential information is ongoing, even after termination of employment.
     B. Conflicts of Interest
     A conflict of interest occurs when an individual’s personal interest interferes in any way - or even appears to interfere — with the interests of the Company as a whole. A conflict of interest may arise when you take action or have interests that may make it difficult to perform your Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or governor, or members of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may also create conflicts of interest. Such conflicts of interests can undermine our business judgment and our responsibility to the Company and threaten the Company’s business and reputation. Potential and actual conflicts of interests should be scrupulously avoided.
     Conflicts of interests may also arise because our Articles of Organization, Operating Agreement and Member Control Agreement, as in effect from time to time (our “Charter Documents”), permit our employees, governors and officers, and their affiliates, to have other business interests or engage in other business ventures that compete with the business of the Company. Nothing in this Code of Business Conduct is intended to supersede the provisions of our Charter Documents relating to the management of the Company, including those provisions addressing corporate opportunities and conflicts of interests.
     Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Governors, or as otherwise may be permitted under this Code of Business Conduct or our Charter Documents. Generally speaking, you should not provide service or assistance to a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. You should be especially careful if your duties as a Red Trail employee, officer or governor bring you into contact with an entity that employs or is owned, in whole or in part, by a relative. Often, if a business opportunity should belong to the Company, taking it for your personal gain is similar to misappropriating a corporate asset. If you have any questions, contact the Ethics Compliance Officer.
     C. Corporate Opportunities
     Subject to the provisions of our Charter Documents, to the extent contemplated by applicable law, (i) employees, officers and governors of Red Trail are restricted (without the consent of the Board of Governors or an appropriate committee thereof) from taking for themselves personally opportunities that are discovered through the use of Company property, information or their position, using Company property, information or their position for personal gain, or competing with the Company directly or indirectly and (ii) should advance the Company’s legitimate interests when the opportunity to do so arises.
     D. Gifts and Entertainment
          1. Non-Government Customers, Suppliers, etc.
     Red Trail prohibits paying or giving any money or gifts, directly or indirectly, to any person or entity who has a business relationship with Red Trail other than normal and approved promotional items of nominal value. Receiving gifts can be construed as an attempt to improperly influence a relationship or allow a relationship to be improperly influenced. Your judgment should tell you when an offer of a gift is improper and should be refused in order to prevent embarrassment and perhaps an unintentional violation of the law. Business entertainment is an ambiguous area. Picking up the check (or letting someone else pay the tab) for a business lunch or dinner or a trip to a sporting event or the theater is usually permissible if not excessive, but a clear business purpose should be involved. If you have any questions and before taking any action that might violate this policy, you should discuss the proposed action with the Ethics Compliance Officer.
          2. Government Customers, Suppliers, etc.
     Gifts to government officials and employees are especially sensitive areas. To the extent that you have reason to deal with officials of or any employees of federal, state, municipal, or public authorities in connection with contracts, concessions, licenses or other arrangements, it is extremely important to avoid even the appearance of impropriety. Failure in this regard can result in the loss of business, as well as damaging publicity for Red Trail and our employees. U.S. federal regulations prohibit government employees from accepting gifts or entertainment in any form from any contractor or vendor doing (or seeking to do) business with the government. Federal law prohibits gifts to such persons given with intent to influence the individual in the performance of an official act. Many state and other governmental bodies have similar statutes. In acknowledgment of these regulations, it is the policy of Red Trail not to offer or give gifts, gratuities, favors, entertainment or anything of monetary value to any government employee or to his/her family members. Federal, state and local public agencies have developed detailed guidelines that provide rules for when an agency’s employee may be given gifts, refreshments, etc. If you deal with public officials on a regular basis, obtain a copy of their agency’s governing ethics, guide or rules, if any. In addition, you should be sensitive to requests or comments by government officials that may appear perfectly proper, but could be susceptible to a different interpretation by other government officials or the media. If you deal directly with government officials you are responsible for being familiar and complying with the applicable regulations of the government agencies with which you do business. Before taking any action that might violate this policy, you should discuss the proposed action with the Ethics Compliance Officer.
     E. Compliance with Laws Generally
     Red Trail and its governors, officers, employees and agents will abide by the letter and the spirit of all applicable laws, rules and regulations, and will act in such a manner that the full disclosure of all facts related to any activity will always reflect favorably upon the Company.
          1. Antitrust and Competition Laws
     Antitrust laws in the United States are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of these laws is deliberately broad, prohibiting such activities as “unfair methods of competition” and agreements “in restraint of trade.” Such language gives enforcement agencies the right to examine many different business activities to judge their effect on competition. Red Trail requires all employees to comply with the U.S. antitrust laws. The failure to do so can result in severe penalties for both the individuals involved and Red Trail.
     There are two areas in which antitrust or competition violations most frequently occur – relations with competitors and relations with customers and suppliers.
               a) Relations with Competitors
     The greatest danger for violations of the antitrust/competition laws rests in contacts with competitors. It is illegal to have an understanding with a competitor, expressed or implied, written or oral, which improperly restricts competition or interferes with the ability of the free market system to function properly. A formal agreement with a competitor is not needed to prove a violation of the antitrust laws. A general discussion followed by common action often is enough to show that an agreement exists. In an investigation, every communication, written or oral, is subject to extreme scrutiny.
     Communications with competitors should be avoided unless they concern a true customer-supplier relationship, other legitimate business ventures (such as mergers and acquisitions) or permitted trade association activities. You must not engage in any communications with competitors that could result, or even appear to result, in price-fixing, allocation of customers or markets, boycotts or production limits. Contact the Ethics Compliance Officer if you have questions. The antitrust laws do recognize, however, your need to be aware of market conditions, and you may discuss these with customers, suppliers, retailers, wholesalers and brokers, if they are not your competitors.
               b) Relations with Customers and Suppliers
     Generally speaking, a company has an unrestricted right to choose its customers and suppliers. However, a company may not improperly restrict a customer’s (including a distributor’s) freedom to establish its own prices or terms of resale. With respect to suppliers, we must avoid any understanding that sets the minimum price of resale by Red Trail. You should also avoid discussions with customers regarding Red Trail’s supplying other customers or the prices charged to other customers.
     F. Health and Safety
     The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
     G. Information and Technology Management
          1. Protection of Proprietary Information and Intellectual Property
     In addition to protecting the confidential information of the Company (as discussed in Section (A) above), all Red Trail employees must respect the proprietary information and intellectual property of our customers, suppliers, partners and others. Employees are not to divulge the proprietary information of their former employers. Red Trail employees should not disclose any proprietary information of others unless the individual or firm owning the information properly authorizes the release or disclosure of such information. Employees should also be careful not to use published works of others, or patented processes or methods, or trademarks, without first obtaining a license or written permission to do so. Consult your supervisor and the Ethics Compliance Officer if you have any questions.
          2. Electronic Communications Policy
     All Company-provided equipment, software and communication systems, including without limitation voice mail, e-mail, Internet, file folders and personal computer systems, are the property of Red Trail and as such are provided to employees for business purposes only. The review, transmission, retrieval or storage of offensive, obscene or other inappropriate material via Red Trail computing and communications systems, including the Internet and electronic mail, is strictly prohibited. The use of Company e-mail system to send offensive or inappropriate statements, make solicitations or divulge confidential information is also prohibited. All communications made via Red Trail property are considered records and property of the Company. Red Trail reserves the right, in compliance with applicable laws, to monitor, access, copy, modify, disclose or delete the contents of messages sent or received over its systems, including Internet points of contact.
     H. Finance and Accounting
     Because we are a reporting company under the 1934 Securities and Exchange Act, as amended (the “Exchange Act”), it is imperative that our disclosures to the public provide full, fair, accurate, timely and understandable disclosure. To assist us in this endeavor, you must comply with the following:

          1. Accuracy of Company Records
     All Red Trail business transactions must be properly authorized and be completely and accurately recorded on the Company’s books and records in accordance with generally accepted accounting practice and established Red Trail financial policy. No false, artificial or misleading entries in the books and records of Red Trail shall be made for any reason, and no employee shall engage in any arrangement that results in such prohibited acts. The retention or proper disposal of Company records shall be in accordance with established Red Trail financial policies and applicable statutory and legal requirements.
          2. Authorization Systems
     Red Trail has established a financial approval system that defines and limits the authority of employees to commit or obligate the Company with respect to any agreement or transaction that has financial consequences. The Chief Financial Officer maintains and monitors compliance with the system. You are required to understand your financial approval authority and to ensure that you do not exceed your authority.
          3. Document Retention
     The Company seeks to comply fully with all laws and regulations relating to the retention and preservation of records. You must comply with the Company’s policies regarding the retention and preservation of records as set forth herein. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities. If you know the existence of a subpoena or impending government investigation, you must immediately contact your supervisor and/or the Ethics Compliance Officer. You must retain all records and documents that may pertain to an investigation or may be responsive to a subpoena. Any questions concerning the destruction or disposition of records or documents should be directed to your supervisor and/or the Ethics Compliance Officer before the record or document is disposed of. You must strictly adhere to the directions of your supervisor and/or the Ethics Compliance Officer in handling such records or documents.
          4. Code of Ethics Relating to Financial Matters
     The honesty, integrity and sound judgment of the senior financial officers and the chief executive officer of Red Trail (the “Senior Financial Officers”) are fundamental to the reputation and success of the Company. Because the professional and ethical conduct of the Senior Financial Officers is essential to the proper functioning and success of the Company, our Senior Financial Officers, in addition to complying with all of the other provisions of this Code of Business Conduct, must also comply with the Company’s Code of Ethics for Senior Financial Officers, a copy of which is attached hereto as Exhibit A. While you may not be a Senior Financial Officer, we expect all of our employees, officers and governors to adhere to the principles identified in the Company’s Code of Ethics for Senior Financial Officers to the extent applicable to you.

IV. Securities Trading, Non-Public Information and Fair Dealing
     Governors, officers and employees of the Company who have access to confidential material information are not permitted to use or share that information for membership unit trading purposes. All non-public information about the Company should be considered confidential information. To use material non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted specific policies governing officers, governors and employees trading in securities of the Company – our “Insider Trading Policies.” Violations of, complaints or questions or concerns relating to our Insider Trading Policies should be reported to the Ethics Compliance Officer.
V. Where to Find More Information
     The Red Trail Code of Business Conduct is a summarized version of many policies and laws and does not cover all situations. Any questions of applicability or interpretation should be addressed to your supervisor or the Ethics Compliance Officer. You should also refer to other policies of the Company in effect from time to time.
VI. How to Report Violations
     It is each employee’s personal responsibility to bring violations or suspected violations of the Company’s Code of Business Conduct to the attention of their supervisor or the Ethics Compliance Officer. To report conduct you suspect to be unethical or in violation of any Red Trail Code of Business Conduct policy or the law, talk to your supervisor and/or the Ethics Compliance Officer. You may also report a suspected violation anonymously by delivering a sealed, confidential envelope containing a written or typed concern to the Ethics Compliance Officer. If appropriate, you should also feel free to make the report to your supervisor. The Company encourages you to report or question any conduct that may violate the Company’s ethical standards. Therefore, you will not suffer any retribution in connection with any good faith reporting.
     However, if you are reporting a violation or suspected violation of an accounting matter, please report the complaint in accordance with the procedures identified in the Company’s Complaint Procedures for Accounting and Auditing Matters, a copy of which is attached hereto as Exhibit B.
VII. Responding to Improper Conduct
     If an employee violates this Code, he or she will be subject to disciplinary action. Supervisors and managers of a disciplined employee may also be subject to disciplinary action for their failure to oversee properly an employee’s conduct, or for retaliation against an employee who reports a violation(s). The Company’s response to misconduct will depend upon a number of factors, including whether the improper behavior involved illegal conduct. Disciplinary action may include, but is not limited to, reprimands and warnings, probation, suspension, demotion, reassignment, reduction in salary or immediate termination. Employees should be aware that certain actions and omissions prohibited by the Code might be crimes that could lead to individual criminal prosecution and, upon conviction, to fines and imprisonment.
VIII. Condition of Employment or Service
     Compliance with this Code shall be a condition of employment and of continued employment with the Company, and conduct not in accordance with this Code shall constitute grounds for disciplinary action, up to and including termination of employment. This Code does not in any way constitute an employment contract or an assurance of continued employment. Employees are employees at will. This Code is for the sole and exclusive benefit of the Company and may not be used or relied upon by any other party. The Company may modify or repeal the provisions of this Code or adopt a new Code at any time it deems appropriate, with or without notice.
IX. Waivers of the Code of Business Conduct
     Any waiver of this Code for executive officers or directors may be made only by the Board of Governors or, if permitted by applicable rules, a Board committee, and will be promptly disclosed as required by law or applicable Nasdaq Stock Market Listing Standards.
X. Compliance Procedures
     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Because we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:
1.	Make sure you have all of the facts. In order to reach the right solutions, we must be as fully informed as possible.

2.	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

3.	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

4.	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

5.	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or if you do not feel comfortable approaching your supervisor with your question, discuss it with someone more senior in the Company, such as the Company’s Ethics Compliance Officer or the Chief Executive Officer.

6.	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

7.	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.
     This Code of Business Conduct has been adopted by the Board of Governors of Red Trail Energy, LLC, effective March 28, 2007.

EXHIBIT A
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
     At Red Trail Energy, LLC (“Red Trail” or the “Company”) the honesty, integrity and sound judgment of Red Trail’s senior financial officers, which includes Red Trail’s chief executive officer, chief financial officer or controller and other persons performing similar functions (the “Senior Financial Officers”), is fundamental to the financial reporting process and the reputation and success of Red Trail. Red Trail’s Senior Financial Officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected and preserved. Because of this special role, each of the Senior Financial Officers agrees to be bound by this Code of Ethics for Senior Financial Officers and each agrees that he or she will:
1.	Act with honesty and integrity and ethically handle actual or apparent conflicts of interest in personal and professional relationships involving Red Trail or its business.

2.	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that Red Trail files with, or submits to, government agencies, including the Securities and Exchange Commission (the “SEC”) and in other public communications.

3.	Comply with applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, affecting Red Trail’s business and its conduct in business matters.

4.	In all matters affecting Red Trail’s business and its conduct in business matters, act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his/her independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of his/her work for Red Trail except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his/her work for Red Trail shall not be used for personal advantage.

6.	Proactively promote and be an example of ethical behavior as a responsible partner among peers in Red Trail’s working environment.

7.	Achieve responsible use of and control over all Red Trail assets and resources employed or entrusted to him/her.
     Each of the Senior Financial Officers are expected to adhere to this Code of Ethics for Senior Financial Officers and Red Trail’s Code of Business Conduct at all times. Any violations of either of these Codes shall be promptly reported in accordance with the procedures set forth in

Red Trail’s Complaint Procedures for Accounting and Auditing Matters. If any Senior Financial Officer is found to be in violation of this Code of Ethics for Senior Financial Officers, such person will be subject to disciplinary action, which may include termination of employment. It is against Red Trail policy to retaliate against any employee for good faith reporting of violations of this Code of Ethics for Senior Financial Officers or Red Trail’s Code of Business Conduct.
     The Board of Governors (or, if permitted under applicable SEC and Nasdaq Stock Market Listing Standards), and so appointed by the Board of Governors, the Audit Committee of the Board of Governors) shall have the sole discretionary authority to approve any amendment to or waiver of this Code of Ethics for Senior Financial Officers. Any such amendment to or waiver of this Code of Ethics for Senior Financial Officers shall be publicly disclosed in the manner specified by SEC rules.

EXHIBIT B
COMPLAINT PROCEDURES FOR
ACCOUNTING AND AUDITING MATTERS
     Red Trail Energy, LLC (“Red Trail” or the “Company”) is committed to continuing compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, Red Trail wishes to assure you that you may submit a good faith complaint regarding accounting or auditing matters to management without fear of harassment, discrimination, dismissal or retaliation of any kind.
     To facilitate reporting of complaints, Red Trail’s Audit Committee has established these procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (referred to in this document as “Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters.
I. Scope of Matters Covered by These Procedures
     These procedures relate to complaints relating to any questionable Accounting Matters, including, without limitation, the following:
1.	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Red Trail;

2.	fraud or deliberate error in the recording and maintaining of financial records of Red Trail;

3.	deficiencies in or noncompliance with Red Trail’s internal accounting controls;

4.	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Red Trail;

5.	deviation from full and fair reporting of Red Trail’s financial condition; or

6.	violations of Red Trail’s Code of Ethics for Senior Financial Officers.
II. Receipt of Complaints
     Concerns regarding Accounting Matters may be reported as follows:
1. Regular mail to:
Audit Committee
Red Trail Energy, LLC

P.O. Box 11
Richardton, North Dakota, 58652
2. E-mail to:
auditcommitte@redtrailenergy.com
3. Telephone voicemail to:
1-701-974-3308, ext. 115
     We want to assure that all employees have a way to address any actual or possible violations regarding Accounting Matters with the Audit Committee of our Board of Directors. That may be done via phone message or e-mail as follows:
1. E-mail to:
auditcommitte@redtrailenergy.com
2. Telephone voicemail to:
1-701-974-3308, ext. 115
     All employee complaints may be made on a confidential or anonymous basis. If an employee provides a complaint on a confidential or anonymous basis, we encourage the submitter to provide enough specifics and facts to allow Red Trail to fully review the complaint and act appropriately. We also encourage the submitter to provide a way for us to follow up if more information is needed and to allow acknowledgment of the complaint. We emphasize, however, that this is not required to submit a complaint.
III. Treatment of Complaints
     Upon receipt of a complaint, Mick Miller the Ethics Compliance Officer will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender. Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the Ethics Compliance Officer or such other persons as the Audit Committee determines to be appropriate. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.
     Red Trail will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

IV. Reporting and Retention of Complaints and Investigations
     The Ethics Compliance Officer will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with Red Trail’s then applicable document retention policy.

CERTIFICATION
     I have read and understand the Company’s Code of Business Conduct (the “Code”). I understand that the Company’s Ethics Compliance Officer is available to answer any questions I have regarding the Code. I agree to comply with the Code in all respects during my employment or other relationship with the Company. I understand that my failure to comply in all respects with the Code is a basis for termination for cause of my employment or other relationship with the Company.

Date:	Signature:

Name:
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